The New Economy Fund

November 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$30,779
Class B	-
Class C	-
Class F1	$1,766
Class F2	$1,944
Total	$34,489
Class 529-A	$1,003
Class 529-B	-
Class 529-C	-
Class 529-E	$20
Class 529-F1	$103
Class R-1	-
Class R-2	-
Class R-2E	-
Class R-3	$417
Class R-4	$901
Class R-5	$1,381
Class R-6	$5,819
Total	$9,644

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1400
Class B	-
Class C	-
Class F1	$0.1600
Class F2	$0.2300
Class 529-A	$0.1200
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0500
Class 529-F1	$0.1800
Class R-1	-
Class R-2	-
Class R-2E	-
Class R-3	$0.0600
Class R-4	$0.1400
Class R-5	$0.2300
Class R-6	$0.2400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	245,998
Class B	1,007
Class C	12,587
Class F1	10,150
Class F2	16,306
Total	286,048
Class 529-A	9,645
Class 529-B	162
Class 529-C	2,863
Class 529-E	524
Class 529-F1	700
Class R-1	1,338
Class R-2	4,773
Class R-2E	-*
Class R-3	8,229
Class R-4	9,135
Class R-5	3,718
Class R-6	34,881
Total	75,968

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.58
Class B	$38.23
Class C	$37.74
Class F1	$40.60
Class F2	$40.63
Class 529-A	$40.27
Class 529-B	$38.27
Class 529-C	$38.21
Class 529-E	$39.78
Class 529-F1	$40.28
Class R-1	$38.66
Class R-2	$38.84
Class R-2E	$40.60
Class R-3	$39.84
Class R-4	$40.29
Class R-5	$40.80
Class R-6	$40.73

* Amount less than one thousand